Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal Fourth-Quarter
and Full-Year 2023 Results

Company Provides Financial Outlook for Fiscal Full-Year 2024

OVERLAND PARK, Kan. (Nov. 16, 2023) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal fourth-quarter and full-year 2023 results.

MANAGEMENT COMMENTARY

“Compass Minerals realized a number of positive strategic accomplishments in fiscal 2023, including the restoration of Salt profitability and the achievement of several key milestones by Fortress in its first commercial fire season," said Kevin S. Crutchfield, president and CEO. "While recent external challenges impacting our lithium project have arisen, we have made progress across much of our platform this year. In the year ahead we will focus on strong execution within our core Salt and Plant Nutrition businesses and growing the emerging Fire Retardant business, while also pursuing a satisfactory path forward with the State of Utah for lithium development. Compass Minerals operates several unique, high-quality assets that are irreplaceable in their served markets and have tremendous intrinsic value. Continuing our efforts to maximize the value of these assets for our shareholders remains a core priority for our board and leadership team."

FISCAL 2023 HIGHLIGHTS

•Generated net income of $15.5 million for fiscal 2023 versus net loss of $37.3 million in prior year;
•Total company adjusted EBITDA up 7% year over year despite lower sales volumes in both Salt and Plant Nutrition businesses;
•Restored full-year fiscal 2023 profitability to adjusted EBITDA per ton in excess of $20 for Salt business;
•Acquired remaining 55% ownership of Fortress North America (Fortress) and realized first commercial sales during the 2023 fire season;
•Closed strategic equity partnership with Koch Minerals & Trading LLC (KM&T);
•Extended debt maturity profile via refinancing of outstanding $250 million 4.875% Senior Notes due July 2024 with $75 million expansion of revolver to $375 million and a $200 million Term Loan A issuance; and
•Continued excellence in safety performance with total recordable injury rate and lost time injury rate down 8% and 9%, respectively, building on strong performance year in fiscal 2022.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

2023 FINANCIAL RESULTS1

(in millions, except per share data)	Three Months Ended Sept. 30, 2023	Twelve Months Ended Sept. 30, 2023
Revenue	$233.6	$1,204.7
Operating earnings	3.9	79.1
Adjusted operating earnings*	3.7	84.3
Adjusted EBITDA*	33.0	200.8
Net (loss) earnings	(2.5)	15.5
Net (loss) earnings per diluted share	(0.06)	0.37
Adjusted net (loss) earnings*	(2.7)	20.6
Adjusted net (loss) earnings* per diluted share	$(0.06)	$0.50
*    Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Fiscal 2023 fourth-quarter results primarily reflect weaker Plant Nutrition segment sales offset by improved profitability in the Salt business versus the comparable year-ago period. More detailed discussion of the performance of the Salt and Plant Nutrition businesses is provided below. Consolidated revenue declined 6% year over year to $233.6 million. Consolidated operating earnings declined to $3.9 million while adjusted EBITDA was 9% lower year over year at $33.0 million.

On a fiscal full-year basis, a below-average 2022-2023 deicing season and the impact of adverse weather conditions in California on the Plant Nutrition business negatively impacted the company's total revenue. However, improved profitability in the Salt business reflecting the effective execution of a value-over-volume commercial strategy drove gains in consolidated operating earnings and adjusted EBITDA. Consolidated revenue was 3% lower year over year at $1.2 billion. Consolidated operating earnings for fiscal 2023 were $79.1 million, up $36.2 million year over year, and adjusted EBITDA of $200.8 million rose $12.3 million year over year. Additional segment-level discussion is provided below.

SALT BUSINESS SUMMARY

Salt segment fiscal 2023 fourth-quarter revenue totaled $186.7 million, down 1% year over year, due to a 9% increase in price offset by a 9% decrease in total sales volumes. Fourth-quarter sales volumes declined for both the highway deicing and consumer and industrial (C&I) salt businesses from the prior year. Highway deicing price increased 11% year over year. C&I price increased 8% from the prior year reflecting continued pricing power across most product lines. Quarterly distribution costs per ton decreased year over year due to improved freight rates within the C&I business, while all-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton increased slightly from the same period in 2022 due to unplanned downtime. Operating earnings increased 91% to $28.8 million, while adjusted EBITDA improved 29% to $44.4 million from the prior-year period. Improved pricing drove enhanced profitability.
1    All amounts in this press release represent results from continuing operations, except for amounts pertaining to the condensed consolidated statements of cash flows which include results from discontinued operations, unless otherwise noted.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

For the fiscal full-year 2023, Salt segment revenue was flat year over year at $1.0 billion. A below-average highway deicing season was the leading cause of a 10% decrease in total sales volumes, with highway deicing sales volumes down 11% and C&I sales volumes down 6%. Higher prices for highway deicing salt (up 12%) and C&I salt (up 6%) led to an overall increase in Salt pricing of 11% year over year. On a per-ton basis, both distribution and all-in product costs saw modest increases year over year. Distribution costs increased year over year as a result of changes in sales mix. All-in product costs were driven higher year over year by inflationary effects and changes in sales mix. The Salt segment generated $170.7 million in operating earnings and adjusted EBITDA of $230.7 million, up 47% and 26%, respectively, year over year. Importantly, the company saw adjusted EBITDA margins improve by over 400 basis points year over year and adjusted EBITDA per ton recovered to over $20 per ton in fiscal 2023.

PLANT NUTRITION BUSINESS SUMMARY

Plant Nutrition segment fourth-quarter revenue totaled $35.3 million, down 39% year over year, driven by a combination of a 26% decrease in price and an 18% decrease in sales volumes. The decrease in price year over year reflected the deterioration of global fertilizer prices throughout the year as broader concerns about availability of fertilizer abated. This dynamic also affected purchaser behavior, as buyers chose to operate with lower inventory levels and adopted a just-in-time purchasing pattern amid declining prices. Distribution costs per ton increased due to timing of market demand and associated rail car storage fees versus prior year, while all-in product costs per ton declined slightly over the same period. The segment had an operating loss of $1.6 million for the quarter, down $14.2 million from the year prior. Adjusted EBITDA declined $15.1 million to $6.7 million.

For the fiscal full year, the segment generated $172.1 million in revenue, 23% below the comparable prior-period results, primarily due to a 23% decrease in sales volumes. As has been noted by the company throughout the year, highly unusual weather in California was the primary driver of the decrease in sales volumes year over year. Distribution costs per ton increased due to the impact of lower sales volumes on fixed distribution costs compared to the corresponding period in the prior year, while all-in product costs per ton were up due to higher input costs. Operating earnings for the full fiscal year totaled $11.2 million and adjusted EBITDA totaled $45.5 million, down $25.9 million and $27.2 million, respectively, from the comparable prior-year period.

FIRE RETARDANT BUSINESS UPDATE

During the year, Compass Minerals completed the acquisition of the remaining 55% of Fortress, bringing the company to full ownership. Prior to the acquisition, Fortress entered into its initial agreement with the U.S. Forest Service (USFS) to supply product and provide associated services in the 2023 fire season for up to five mobile bases and in June it

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

achieved its first commercial sales. Feedback received regarding the performance of Fortress products and the operational execution by company personnel was positive.

The calendar year contract with USFS was largely structured as take-or-pay, and while the ultimate value of the initial contract is unchanged, the timing of the recognition of the associated revenue will differ from original expectations. The company had expected to recognize the vast majority of the value of the contract in fiscal 2023 based on historic patterns of wildfire activity. However, as a result of unusually mild wildfire activity in the fourth quarter of fiscal 2023, due in part to Tropical Storm Hilary battering the western U.S. with heavy rains during the period, recognition of the majority of the take-or-pay portion of the contract will be deferred until the first quarter of fiscal 2024. Accordingly, approximately $12 million in operating earnings and adjusted EBITDA that the company had expected to recognize in the fiscal fourth quarter ending September 30, 2023 will instead be recognized in the fiscal first quarter ending December 31, 2023.

LITHIUM PROJECT UPDATE

The passage of Utah H.B. 513 in March of 2023 and the subsequent rulemaking process altered certain aspects of the regulatory landscape that will govern the development of lithium at the Great Salt Lake, introducing uncertainty into how development will proceed. As previously disclosed, due to this uncertainty, the company has indefinitely paused new investment on its lithium salt project, with current efforts focused on an orderly and safe suspension of activity.

Compass Minerals has also determined that, if resumption of activity occurs, it can best optimize the value of the project by bringing in a partner to share capital costs and help lower execution risk. In addition, if resumption of activity occurs, the company is fully committed to developing this resource to maximize shareholder value without the issuance of common equity at the enterprise level.

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $101.1 million for fiscal 2023, down $19.4 million year over year.

Net cash used in investing activities was $173.0 million for fiscal 2023 compared to $80.0 million in fiscal 2022, which included the receipt of $61.2 million in proceeds from the sale of the company's South American chemicals business. The current year saw higher capital investment driven in part by advancing its lithium salt development as well as the company’s investment to obtain the remaining 55% of Fortress it did not previously own. Capital expenditures for fiscal 2023 were $149.4 million, including approximately $47.8 million in lithium-related capital investment.

Net cash provided by financing activities was $64.0 million for fiscal 2023 compared to net cash used in financing activities of $14.3 million in the comparable prior-year period. The significant items affecting year-to-date results include the $252 million gross ($240.7

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

million, net of fees) strategic equity investment by KM&T, partially offset by debt reduction of $144.7 million and dividends paid on common stock of $24.9 million.

The company ended the fiscal year with $317.0 million of liquidity, comprised of $38.7 million in cash and cash equivalents and $278.3 million of availability under its $375 million revolving credit facility. As previously disclosed, during the fiscal year the company issued $200 million of Term Loan A notes due 2028 and expanded its credit facility by $75 million to fund the early redemption during the quarter of the outstanding $250 million 4.875% Senior Notes due July 2024.

FISCAL 2024 OUTLOOK

•Salt sales volumes expected to increase 3% to 5% in fiscal 2024, assuming average winter weather, despite lower committed volumes;
•Despite below average 2022-2023 deicing season, company completed a better-than-expected 2023-2024 bid season with North American highway deicing prices up 3% and committed volumes down 5%; and
•Lower Plant Nutrition profitability expected, year over year, driven by lower sulfate of potash (SOP) pricing despite strong sales volume rebound as applications by California growers normalize.

Salt Segment Range of Outcomes
	Mild Winter[1]	2024 Range[2]	Strong Winter[1]
Highway deicing sales volumes (thousands of tons)	8,000	9,300 - 10,000	11,050
Consumer and industrial sales volumes (thousands of tons)	2,000	2,000 - 2,150	2,150
Total salt sales volumes (thousands of tons)	10,000	11,300 - 12,150	13,200

Revenue (in millions)	$935	$1,030 - $1,110	$1,200
Adj. EBITDA (in millions)	$205	$230 - $270	$290
(1)    Mild and Strong Winter scenarios reflect management estimates of the potential impact to the presented line items assuming mild or strong winter weather. The company utilizes an array of information, including historical weather data and sales-to-commitment outcomes, to develop measures that are then applied to its 2024 Range to estimate these amounts.
(2)    Range for fiscal 2024 reflects the company's estimated book of business for the period and assumes normalized weather conditions and average historical sales-to-commitment outcomes.

While demand for deicing salt is stable over time, the nature of winter weather and the manner in which customers respond to weather events make forecasting deicing sales volumes difficult during any single year. Therefore, the company has provided a range of estimated potential earnings outcomes for fiscal 2024 that consider various winter weather scenarios rather than a single estimate.

The company’s focus for the Salt segment in fiscal 2024 is to build on recently achieved profitability levels through optimizing its price and actively managing its sales mix. The North American highway deicing bidding process for the 2023-2024 winter season has

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

been completed. Consistent with the results disclosed in the company's third-quarter fiscal 2023 results, the average contract price for the upcoming North American winter season is expected to be approximately 3% above the prior year's bid season results while total committed bid volumes will decrease by approximately 5% compared to prior-year bid season. Despite the 5% decrease in committed volumes, total Salt sales volumes are expected to increase between 3% to 5% year over year, assuming normal winter weather, as the 2022 winter season saw below average winter weather activity in the company's served markets.

Compass Minerals expects that approximately 75% of its highway deicing sales will be achieved in the first half of the fiscal year.

Plant Nutrition Segment
2024 Range
Sales volumes (thousands of tons)	290 - 320
Revenue (in millions)	$180 - $215
Adj. EBITDA (in millions)	$20 - $40

Within the Plant Nutrition segment, the company expects sales volumes to increase meaningfully for the full year as demand in California reverts to normal levels. However, profitability is projected to be below historical levels due to lower pricing and elevated cash costs. Pricing is projected to decline year over year as global potassium prices have normalized below the elevated levels in calendar 2022 and early 2023. Cash unit costs are projected to decline year over year but remain above historical levels due to fewer low-cost, pond-based tons as a percentage of the Ogden production mix and the use of higher-cost inputs to enhance yields.

Corporate
2024 Range
	Fortress[1]	Other[2]	Total
Adj. EBITDA (in millions)	~$12	($77) - ($72)	($65) - ($60)
(1)    Fortress contribution only includes approximately $12 million of adjusted EBITDA carried over from its calendar year 2023 USFS take-or-pay contract; no assumptions with respect to 2024 have been made pending finalization of the 2024 USFS contract.
(2)    Other adjusted EBITDA includes $5 to $10 million of lithium-related period expenses.

Projected Corporate segment results shown in the table above include corporate expenses in support of our core businesses, lithium-related development operating expenses, Fortress financial results, and the results of DeepStore, the company's records and management services business in the United Kingdom.

Regarding Fortress, Compass Minerals is working closely with USFS to establish a contract for calendar 2024. The final agreement with the USFS is not expected to be finalized until late December 2023 or early January 2024. Accordingly, the company's initial guidance for Fortress includes only the approximately $12 million of adjusted EBITDA related to its initial

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

2023 USFS contract. When negotiations with the USFS have been completed, Compass Minerals intends to update guidance for fiscal 2024.

Lithium-related period expenses, included in Other within the table above, are projected to be in the range of $5 million and $10 million for fiscal 2024. These costs will be heavily influenced by whether adequate regulatory clarity in Utah is achieved to resume lithium development.

Total Compass Minerals
2024 Adjusted EBITDA
	Salt	Plant Nutrition	Corporate[1]	Total
Adj. EBITDA (in millions)	$230 - $270	$20 - $40	($65) - ($60)	$185 - $250

2024 Capital Expenditures
	Sustaining	Lithium[2]	Fortress	Total
Capital expenditures (in millions)	$90 - $100	$25 - $30	~ $10	$125 - $140
(1)    Includes Fortress contribution of approximately $12 million in adjusted EBITDA related to the 2023 USFS contract that will now be recognized in fiscal 2024. Also includes financial contribution from DeepStore.
(2)    Lithium capital expenditures principally relate to items committed to or made prior to the suspension of further investment in the lithium program pending resolution with the State of Utah on a satisfactory regulatory framework.

Total capital expenditures for the company in fiscal 2024 are expected to be within a range of $125 million to $140 million. This includes between $90 million and $100 million in sustaining capital expenditures related to the core Salt and Plant Nutrition businesses. In addition, $25 million to $30 million of lithium-associated capital, principally related to "in flight" items ordered prior to the recently announced project suspension and scheduled to be delivered and installed in 2024, is expected to be deployed in 2024. The company's projections also include approximately $10 million of capital investment for equipment to support the continued growth of Fortress.

Other Assumptions
($ in millions)	2024 Range
Depreciation, depletion and amortization	$100 - $110
Interest expense, net	$65 - $70
Effective income tax rate (excl. valuation allowance)	45% - 50%

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Friday, Nov. 17, at 9:30 a.m. ET. To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A corporate presentation with fiscal 2023 results is available at investors.compassminerals.com.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about value creation; eventual resolution of Utah state regulatory questions; the company's lithium brine development project, including its value, projected expenses; potential for resumption of investment, and potential partnerships; expectations for Fortress, including any increase in awarded bases; the company's outlook for 2024, including its expectations regarding pricing, sales volumes, revenue, EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, capital expenditures, operating expenses, and Adjusted EBITDA. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the intended financial or other benefits from, or that it may incur unexpected costs in connection with, the proposed development of its lithium mineral resource or its ownership of Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2023 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2022, March 31, 2023 and June 30, 2023 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Additionally, as previously announced, the company has indefinitely suspended the proposed development of its lithium mineral resources until it has further clarity on the evolving regulatory climate in the State of Utah. Accordingly, there is no

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net (loss) earnings, and adjusted net (loss) earnings per diluted share are presented as supplemental

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net (loss) earnings per diluted share is adjusted net (loss) earnings divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Special Items Impacting the Three Months Ended September 30, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Accrued legal costs related to SEC investigation	Corporate and Other	SG&A	$(0.2)	$—	$(0.2)	$—

Special Items Impacting the Twelve Months Ended September 30, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	SG&A	$2.6	$—	$2.6	$0.07
Restructuring charges	Salt	COGS and SG&A	1.5	(0.1)	1.4	0.04
Restructuring charges	Plant Nutrition	COGS and SG&A	1.4	—	1.4	0.03
Accrued legal costs related to SEC investigation	Corporate and Other	SG&A	(0.3)	—	(0.3)	(0.01)
Total			$5.2	$(0.1)	$5.1	$0.13
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Operating earnings	$3.9	$6.0	$79.1	$42.9
Executive transition costs(1)	—	—	—	3.8
Restructuring charges(2)	—	—	5.5	—
Accrued loss and legal costs related to SEC investigation(3)	(0.2)	(2.4)	(0.3)	17.1
Adjusted operating earnings	$3.7	$3.6	$84.3	$63.8
Sales	233.6	249.4	1,204.7	1,244.1
Operating margin	1.7%	2.4%	6.6%	3.4%
Adjusted operating margin	1.6%	1.4%	7.0%	5.1%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Reconciliation for Adjusted Net (Loss) Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Net (loss) earnings	$(2.5)	$(5.5)	$15.5	$(37.3)
Executive transition costs(1)	—	—	—	3.8
Restructuring charges(2)	—	—	5.5	—
Accrued loss and legal costs related to SEC investigation(3)	(0.2)	(2.4)	(0.3)	17.1
Deferred tax valuation allowance(4)	—	7.1	—	37.5
Income tax effect	—	0.7	(0.1)	(1.8)
Adjusted net (loss) earnings	$(2.7)	$(0.1)	$20.6	$19.3

Diluted net (loss) earnings per common share	$(0.06)	$(0.16)	$0.37	$(1.10)
Adjusted net (loss) earnings per diluted share	$(0.06)	$(0.01)	$0.50	$0.55
Weighted-average common shares outstanding (in thousands):
Diluted	41,152	34,164	40,786	34,120
(1)    The company incurred severance and other costs related to executive transition of $3.8 million ($3.2 million net of tax) for the twelve months ended Sept. 30, 2022.
(2)    The company incurred severance and related charges related to a reduction of its workforce. Charges for the twelve months ended Sept. 30, 2023 were $5.5 million ($5.4 million net of tax).
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation of $(0.2) million and $(2.4) million ($(0.2) million and $(1.7) million net of tax) in the three months ended Sept. 30, 2023 and 2022, respectively. The company recorded a loss accrual and incurred net costs, net of reimbursements, related to the settled SEC investigation of $(0.3) million and $17.1 million ($(0.3) million and $15.9 million net of tax) for the twelve months ended Sept. 30, 2023 and 2022, respectively.
(4)    The company recognized a valuation allowance for certain deferred tax assets due to their uncertainty of being realized.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Net (loss) earnings	$(2.5)	$(5.5)	$15.5	$(37.3)
Interest expense	13.1	14.0	55.5	55.2
Income tax (benefit) expense	(6.9)	6.9	17.4	35.0
Depreciation, depletion and amortization	25.9	30.5	98.6	113.7
EBITDA from continuing operations	29.6	45.9	187.0	166.6
Adjustments to EBITDA:
Stock-based compensation - non cash	3.4	4.1	20.6	15.7
Interest income	(0.6)	(0.3)	(5.3)	(0.8)
(Gain) loss on foreign exchange	(2.3)	(11.4)	2.3	(14.9)
Loss (gain) from remeasurement of equity method investment	2.5	—	(13.7)	—
Executive transition costs(1)	—	—	—	4.3
Restructuring charges(2)	—	—	5.9	—
Accrued loss and legal costs related to SEC investigation(3)	(0.2)	(2.4)	(0.3)	17.1
Other, net	0.6	0.5	4.3	0.5
Adjusted EBITDA from continuing operations	33.0	36.4	200.8	188.5
Adjusted EBITDA from discontinued operations	—	—	—	19.0
Adjusted EBITDA including discontinued operations	$33.0	$36.4	$200.8	$207.5
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Sales	$186.7	$188.9	$1,010.8	$1,010.3
Operating earnings	$28.8	$15.1	$170.7	$116.2
Operating margin	15.4%	8.0%	16.9%	11.5%
Adjusted operating earnings(1)	$28.8	$15.1	$172.2	$116.2
Adjusted operating margin(1)	15.4%	8.0%	17.0%	11.5%
EBITDA(1)	$44.4	$34.4	$229.2	$183.2
EBITDA(1) margin	23.8%	18.2%	22.7%	18.1%
Adjusted EBITDA(1)	$44.4	$34.4	$230.7	$183.2
Adjusted EBITDA(1) margin	23.8%	18.2%	22.8%	18.1%
Sales volumes (in thousands of tons):
Highway deicing	1,435	1,581	9,321	10,435
Consumer and industrial	470	522	1,999	2,122
Total Salt	1,905	2,103	11,320	12,557
Average sales prices (per ton):
Highway deicing	$68.78	$61.89	$68.85	$61.34
Consumer and industrial	$187.44	$174.36	$184.67	$174.45
Total Salt	$98.03	$89.79	$89.29	$80.45
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$28.8	$15.1	$170.7	$116.2
Restructuring charges(1)	—	—	1.5	—
Segment adjusted operating earnings	$28.8	$15.1	$172.2	$116.2
Segment sales	186.7	188.9	1,010.8	1,010.3
Segment adjusted operating margin	15.4%	8.0%	17.0%	11.5%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$28.8	$15.1	$170.7	$116.2
Depreciation, depletion and amortization	15.6	19.3	58.5	67.0
Segment EBITDA	$44.4	$34.4	$229.2	$183.2
Restructuring charges(1)	—	—	1.5	—
Segment adjusted EBITDA	$44.4	$34.4	$230.7	$183.2
Segment sales	186.7	188.9	1,010.8	1,010.3
Segment adjusted EBITDA margin	23.8%	18.2%	22.8%	18.1%

Plant Nutrition Segment Performance (in millions, except for prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Sales	$35.3	$57.8	$172.1	$222.3
Operating (loss) earnings	$(1.6)	$12.6	$11.2	$37.1
Operating margin	(4.5)%	21.8%	6.5%	16.7%
Adjusted operating (loss) earnings(1)	$(1.6)	$12.6	$12.6	$37.1
Adjusted operating margin(1)	(4.5)%	21.8%	7.3%	16.7%
EBITDA(1)	$6.7	$21.8	$44.1	$72.7
EBITDA(1) margin	19.0%	37.7%	25.6%	32.7%
Adjusted EBITDA(1)	$6.7	$21.8	$45.5	$72.7
Adjusted EBITDA(1) margin	19.0%	37.7%	26.4%	32.7%
Sales volumes (in thousands of tons)	51	62	219	286
Average sales price (per ton)	$691	$929	$785	$777
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Reported GAAP segment operating (loss) earnings	$(1.6)	$12.6	$11.2	$37.1
Restructuring charges(1)	—	—	1.4	—
Segment adjusted operating (loss) earnings	$(1.6)	$12.6	$12.6	$37.1
Segment sales	35.3	57.8	172.1	222.3
Segment adjusted operating margin	(4.5)%	21.8%	7.3%	16.7%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2023	2022	2023	2022
Reported GAAP segment operating (loss) earnings	$(1.6)	$12.6	$11.2	$37.1
Depreciation, depletion and amortization	8.3	9.2	32.9	35.6
Segment EBITDA	$6.7	$21.8	$44.1	$72.7
Restructuring charges(1)	—	—	1.4	—
Segment Adjusted EBITDA	$6.7	$21.8	$45.5	$72.7
Segment sales	35.3	57.8	172.1	222.3
Segment adjusted EBITDA margin	19.0%	37.7%	26.4%	32.7%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	Sept. 30,		Sept. 30,
	2023	2022	2023	2022
Sales	$233.6	$249.4	$1,204.7	$1,244.1
Shipping and handling cost	54.8	65.0	346.1	379.5
Product cost	134.7	146.0	624.7	667.8
Gross profit	44.1	38.4	233.9	196.8
Selling, general and administrative expenses	40.2	32.4	154.8	153.9
Operating earnings	3.9	6.0	79.1	42.9
Other expense (income):
Interest income	(0.6)	(0.3)	(5.3)	(0.8)
Interest expense	13.1	14.0	55.5	55.2
(Gain) loss on foreign exchange	(2.3)	(11.4)	2.3	(14.9)
Net loss in equity investees	—	1.8	3.1	5.2
Loss (gain) from remeasurement of equity method investment	2.5	—	(13.7)	—
Other, net	0.6	0.5	4.3	0.5
(Loss) earnings before income taxes from continuing operations	(9.4)	1.4	32.9	(2.3)
Income tax (benefit) expense from continuing operations	(6.9)	6.9	17.4	35.0
Net (loss) earnings from continuing operations	(2.5)	(5.5)	15.5	(37.3)
Net earnings (loss) from discontinued operations	—	(2.0)	—	12.2
Net (loss) earnings	$(2.5)	$(7.5)	$15.5	$(25.1)

Basic net (loss) earnings from continuing operations per common share	$(0.06)	$(0.16)	$0.37	$(1.10)
Basic net earnings (loss) from discontinued operations per common share	—	(0.06)	—	0.36
Basic net (loss) earnings per common share	$(0.06)	$(0.22)	$0.37	$(0.74)

Diluted net (loss) earnings from continuing operations per common share	$(0.06)	$(0.16)	$0.37	$(1.10)
Diluted net earnings (loss) from discontinued operations per common share	—	(0.06)	—	0.36
Diluted net (loss) earnings per common share	$(0.06)	$(0.22)	$0.37	$(0.74)

Cash dividends per share	$0.15	$0.15	$0.60	$0.60
Weighted-average common shares outstanding (in thousands):(1)
Basic	41,152	34,164	40,786	34,120
Diluted	41,152	34,164	40,786	34,120
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 495,000 and 476,000 weighted participating securities for the three and twelve months ended Sept. 30, 2023, respectively, and 360,000 and 407,000 weighted participating securities for the three and twelve months ended Sept. 30, 2022, respectively.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Sept. 30,	Sept. 30,
	2023	2022
ASSETS
Cash and cash equivalents	$38.7	$46.1
Receivables, net	129.5	167.2
Inventories	392.2	304.4
Other current assets	33.4	44.3
Property, plant and equipment, net	852.2	776.6
Equity method investments	—	46.6
Intangible and other noncurrent assets	372.0	258.3
Total assets	$1,818.0	$1,643.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$5.0	$—
Other current liabilities	270.8	233.1
Long-term debt, net of current portion	800.3	947.6
Deferred income taxes and other noncurrent liabilities	224.7	206.4
Total stockholders' equity	517.2	256.4
Total liabilities and stockholders' equity	$1,818.0	$1,643.5

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	Sept. 30,
	2023	2022
Net cash provided by operating activities(1)	$101.1	$120.5

Cash flows from investing activities:
Capital expenditures(2)	(149.4)	(96.7)
Proceeds from sale of businesses	—	61.2
Acquisition of business, net of cash acquired	(18.9)	—
Investments in equity method investees	—	(46.3)
Other, net	(4.7)	1.8

Net cash used in investing activities	(173.0)	(80.0)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	150.0	466.2
Principal payments on revolving credit facility borrowings	(220.0)	(403.1)
Proceeds from the issuance of long-term debt	239.9	55.9
Principal payments on long-term debt	(314.6)	(109.1)
Net proceeds from private placement of common stock	240.7	—
Dividends paid	(24.9)	(20.8)
Deferred financing costs	(3.9)	(0.4)
Proceeds from stock option exercised	—	0.3
Shares withheld to satisfy employee tax obligations	(1.7)	(2.0)
Other, net	(1.5)	(1.3)

Net cash provided by (used in) financing activities	64.0	(14.3)
Effect of exchange rate changes on cash and cash equivalents	0.5	(1.1)
Net change in cash and cash equivalents	(7.4)	25.1
Cash and cash equivalents, beginning of the year	46.1	21.0

Cash and cash equivalents of continuing operations, end of period	$38.7	$46.1
(1)Includes cash flows provided by discontinued operations of $9.4 million for the twelve months ended Sept. 30, 2022.
(2)Includes capital expenditures of $1.6 million related to discontinued operations for the twelve months ended Sept. 30, 2022. Capital expenditures related to continuing operations were $95.1 million for the twelve months ended Sept. 30, 2022.

Compass Minerals Reports Fourth-Quarter and Fiscal 2023 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Sept. 30, 2023	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$186.7	$35.3	$11.6	$233.6
Intersegment sales	—	2.6	(2.6)	—
Shipping and handling cost	49.6	5.0	0.2	54.8
Operating earnings (loss)(2)	28.8	(1.6)	(23.3)	3.9
Depreciation, depletion and amortization	15.6	8.3	2.0	25.9
Total assets	1,099.7	473.4	244.9	1,818.0

Three Months Ended Sept. 30, 2022	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$188.9	$57.8	$2.7	$249.4
Intersegment sales	—	1.4	(1.4)	—
Shipping and handling cost	59.3	5.7	—	65.0
Operating earnings (loss)(2)	15.1	12.6	(21.7)	6.0
Depreciation, depletion and amortization	19.3	9.2	2.0	30.5
Total assets	1,020.6	475.1	147.8	1,643.5

Twelve Months Ended Sept. 30, 2023	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$1,010.8	$172.1	$21.8	$1,204.7
Intersegment sales	—	9.7	(9.7)	—
Shipping and handling cost	324.5	21.4	0.2	346.1
Operating earnings (loss)(2)(3)	170.7	11.2	(102.8)	79.1
Depreciation, depletion and amortization	58.5	32.9	7.2	98.6

Twelve Months Ended Sept. 30, 2022	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$1,010.3	$222.3	$11.5	$1,244.1
Intersegment sales	—	6.4	(6.4)	—
Shipping and handling cost	353.3	26.2	—	379.5
Operating earnings (loss)(2)	116.2	37.1	(110.4)	42.9
Depreciation, depletion and amortization	67.0	35.6	11.1	113.7
(1)Corporate and other includes corporate entities, records management operations, the Fortress fire retardant business, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)Corporate operating results include net reimbursements related to the settled SEC investigation of $(0.2) million and $(0.3) million for the three and twelve months ended Sept. 30, 2023, respectively, and executive transition costs of $3.8 million for the twelve months ended Sept. 30, 2022. Corporate operating results for the three and twelve months ended Sept. 30, 2022 include a contingent loss accrual and costs, net of reimbursements, related to the settled SEC investigation of $(2.4) million and $17.1 million, respectively.
(3)In April 2023, the company took steps to align its cost structure to its current business needs. These initiatives resulted in restructuring charges of $5.5 million, which impacted operating results for the twelve months ended Sept. 30, 2023.